Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2009 relating to the consolidated financial statements and financial statement schedule, which appears in Mellanox Technologies, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2008.
PricewaterhouseCoopers LLP
San Jose, California
March 13, 2009